UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934

Date of Report: September 10, 2008
(Date of earliest event reported)

THE YORK WATER COMPANY
(Exact name of registrant as specified in its charter)

PENNSYLVANIA	0-690	23-1242500
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

130 EAST MARKET STREET YORK, PENNSYLVANIA	17401
(Address of principal executive offices)	(Zip Code)

(717) 845-3601
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

THE YORK WATER COMPANY

Item 7.01	Regulation FD Disclosure

YORK WATER COMPANY ANNOUNCES
SETTLEMENT OF RATE CASE

York, Pennsylvania, September 10, 2008:  Jeffrey R. Hines, President & CEO of The York Water Company (Nasdaq:YORW), announced today that the Company has filed a settlement petition of its pending rate case with the Pennsylvania Public Utility Commission.  The settlement, which is joined in by all active parties, provides for an increase in annual base rate revenues of $5,950,000.

Hines stated, "This increase was necessary because of the Company's $45 million investment in system improvements and infrastructure replacements since the last base rate increase, which will allow the Company to continue to meet the current and future needs of our customers."

In addition to capital improvements, Hines said that “York Water continues to face the same cost increases that currently impact all Americans. The Company has incurred increased costs of electricity, chemicals, and fuel, and increases in normal operations and maintenance expenses.”

It is estimated that the settlement will increase the average residential customer bill from $32.01 per month to $37.00 per month, the average commercial customer bill from $154.70 per month to $186.05 per month and the average industrial customer bill from $584.10 per month to $697.11 per month. Hines commented that “even with the increase, the cost for a gallon of water delivered to the point of use is still well under one penny per gallon.”

The settlement must be approved by the presiding Administrative Law Judge David A. Salapa and the Pennsylvania Public Utility Commission before increased rates become effective.  The increases in rates under the settlement may become effective as soon as October 23, 2008.

THE YORK WATER COMPANY

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE YORK WATER COMPANY

Date: September 10, 2008	By:	/s/Kathleen M. Miller
Kathleen M. Miller
Chief Financial Officer